Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into July 5, 2016 by and between Lilis Energy, Inc. (the “Company”) and Michael Pawelek (“Executive”). Executive and the Company are each referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive and Brushy Resources, Inc., f.k.a. Starboard Resources, Inc., (“Brushy”) are parties to the Amended and Restated Executive Employment Agreement, dated August 2014 (the “Prior Employment Agreement”).

WHEREAS, the Company and Brushy have entered into an Agreement and Plan of Merger, dated as of December 29, 2015, and certain related agreements, whereby Brushy will become a wholly-owned subsidiary of the Company (the “Merger”).

WHEREAS, in connection with, and contingent upon the consummation of, the Merger, the Parties desire to enter into this Agreement setting forth the terms of the employment relationship between the Parties, commencing upon the effective date of the consummation of the Merger (the “Effective Date”).

WHEREAS, this Agreement shall replace the Prior Employment Agreement in its entirety.

WHEREAS, as consideration for the Executive entering into this Agreement and foregoing the vested and accrued benefits under the Prior Employment Agreement, the Parties are also entering into as of even date herewith an incentive stock option agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Employment. Executive’s employment with the Company is subject to the terms set forth herein.

2.           Term. Subject to the remaining terms of this Section 2, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through December 31, 2017 (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year-to-year basis after the Initial Term (each year, a “Renewal Term,” and each Renewal Term together with the Initial Term, the “Term”). If either Party elects not to renew this Agreement for a Renewal Term, such Party must give a written Notice of Termination to the other Party at least 180 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one Party provides the other with a Notice of Termination pursuant to this Section 2, no further automatic extensions shall occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable, and such Termination shall not result in any entitlement to compensation pursuant to Section 6 or otherwise.

3.           Position. During the Term, Executive shall be employed as and hold the title of President of the Company, with such duties and responsibilities that are customary in that position for public companies. As President of the Company, Executive shall report directly to the Chief Executive Officer of the Company and the Board.

4.           Scope of Services. During the Term, Executive shall devote substantially all of Executive’s business time, energy and best efforts to carry out Executive’s responsibilities with respect to the business and affairs of the Company and its affiliates. In addition, the Parties acknowledge that Executive may (i) engage in and manage Executive’s passive personal investments, (ii) engage in charitable and civic activities and (iii) engage in such other activities that the Parties mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with the performance of Executive’s duties hereunder.

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5.           Compensation and Benefits. In each case during the Term:

5.1           Base Salary. The Company shall pay, or cause to be paid, to Executive a base salary (the “Base Salary”) as established by or pursuant to authority granted by the Board. Executive’s initial Base Salary shall be $307,000 per year. The Base Salary shall be reviewed annually by or pursuant to authority granted by the Board in connection with its annual review of executive compensation to determine if such Base Salary should be increased (but not decreased) for the following year in recognition of services to the Company. The Base Salary shall be payable at such intervals in conformity with the Company’s prevailing practice as such practice shall be established or modified from time to time.

5.2           Cash Incentive Bonus. Executive shall receive a lump-sum cash payment if and to the extent that during the period between the Effective Date and the one-year anniversary of the Effective Date (the “Measurement Period”), any of the following conditions set forth in Section 5.2.1 are satisfied, provided that, in addition, at least one of the conditions set forth in Section 5.2.2 is also satisfied (the “Incentive Bonus”), in each case as determined by the Board in its sole discretion, to be paid within 30 days after achievement of such conditions:

5.2.1

(a)          Executive shall be granted a bonus equal to 50% of Base Salary in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 1,500 barrels of oil equivalent (“BOE”) per day;

(b)          without duplication of the amount described in the preceding clause (a), Executive shall be granted a bonus equal to 100% of Base Salary in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 2,000 BOE per day;

(c)          without duplication of the amounts described in the preceding clauses (a) and (b), Executive shall be granted a bonus equal to 200% of Base Salary in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 3,000 BOE per day;

(d)          without duplication of the amounts described in the preceding clauses (a), (b) and (c), Executive shall be granted a bonus equal to 300% of Base Salary in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 4,000 BOE per day;

(e)          without duplication of the amounts described in the preceding clauses (a), (b), (c) and (d), Executive shall be granted a bonus equal to 400% of Base Salary in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 5,000 BOE per day; and

(f)          without duplication of the amounts described in the preceding clauses (a), (b), (c), (d) and (e), Executive shall be granted a bonus equal to 500% of Base Salary in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 6,000 BOE per day.

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5.2.2

(a)          The Company’s common stock maintains a 10-consecutive-day volume weighted average price of:

(1)         $2.30 per Share upon 1,500 BOE per day;

(2)         $3.00 per Share upon 2,000 BOE per day;

(3)         $4.50 per Share upon 3,000 BOE per day;

(4)         $6.00 per Share upon 4,000 BOE per day;

(5)         $7.50 per Share upon 5,000 BOE per day; or

(6)         $9.00 per Share upon 6,000 BOE per day.

(b)          The Company maintains an aggregate debt to earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (“EBITDAX”) ratio of 4.5 to 1. EBITDAX shall be calculated by multiplying the Company’s 90-day EBITDAX during the applicable period set forth in Section 5.2.1 by 4.

(c)          The Company maintains cash on hand (or equivalents) and/or availability of 10 times (i) the Incentive Bonus payable to Executive plus (ii) any substantially similar incentive bonuses payable to any other service providers of the Company.

5.3           Annual Bonuses; Additional Compensation. Without limitation of Section 5.2, Executive shall be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in annual and long-term compensation plans of the Company in accordance with any plan or decision that the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time. The target annual bonus for Executive shall be determined by the Board in its sole discretion.

5.4           Welfare and Benefit Plans. (i) Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company and (ii) Executive and Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, medical, prescription, dental, vision, disability, life, accidental death and travel accident insurance plans and programs) (all such plans, practices, policies and programs, the “Plans”), in each case pursuant to all terms and conditions of the Plans. Except as provided herein, the Company shall not be required to establish or continue the Plans or take any action to cause Executive to be eligible for any Plans on a basis more favorable than that applicable to its other executive-level employees generally.

5.5           Reimbursement. The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including reasonable expenses with respect to mileage, entertainment, travel and similar items, dues for membership in professional organizations, and similar professional development expenses, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

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5.6          Vacation. In addition to statutory holidays, Executive shall be entitled to no less than 20 days of paid vacation each calendar year during the Term. Vacation shall accrue pursuant to the Company’s vacation accrual policy applicable to all employees of the Company, provided that no more than 20 vacation days may be carried over from one calendar year to a subsequent calendar year.

5.7          Reservation of Rights. The Company reserves the right to modify, suspend or discontinue any and all of its employee benefit plans, practices, policies and programs at any time in its sole discretion without recourse by Executive so long as such changes are similarly applicable to executive employees at a similar level.

6.           Payments upon Termination.

6.1          Accrued but Unpaid Salary and Bonus. In the event of a Termination for any reason during the Term, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s estate or named beneficiary) (a) any Base Salary, vacation pay and expense reimbursements that are accrued but unpaid as of the date of Termination and (b) (except upon a Termination by the Company for Cause) any earned but unpaid bonus for any prior or current year.

6.2          Severance.

(a)          Upon an Involuntary Termination during the Term and either prior to a Change in Control or more than one year following a Change in Control, contingent upon Executive’s execution, delivery and non-revocation of a release in form and substance satisfactory to the Company and consistent with the Company’s standard release agreement, which contains a full release of all claims against the Company and certain other provisions, including a reaffirmation of the covenants in Section 12 and Section 13 (the “Release Agreement”), Executive shall be entitled to (1) a lump sum severance payment in an amount equal to 12 months of Base Salary in effect immediately prior to the date of Termination and (2) a lump sum payment equal to 12 months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan).

(b)          Upon an Involuntary Termination during the Term and within one year following a Change in Control, contingent upon Executive’s execution, delivery and non-revocation of the Release Agreement, Executive shall be entitled to (1) a lump sum severance payment in an amount equal to 24 months of Base Salary in effect immediately prior to the date of Termination and (2) a lump sum payment equal to 24 months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan).

(c)          Upon a Termination due to Disability during the Term, contingent upon Executive’s execution, delivery and non-revocation of the Release Agreement, Executive shall be entitled to a lump sum payment equal to six months of COBRA premiums based on the terms of the Company’s group health plan and Executive’s coverage under such plan as of the date of Termination (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan).

(d)          The Company’s obligations under this Section 6.2 are subject to the requirements and time periods set forth in this Section 6.2 and in the Release Agreement. Prior to receiving the payments described in this Section 6.2, Executive shall execute the Release Agreement on or before the date 21 days (or such longer period to the extent required by law) after the date of Termination. If Executive fails to timely execute and remit the Release Agreement, Executive waives any right to the payments provided under this Section 6.2. Payments under this Section 6.2 shall be made within fifteen 15 days of Executive’s execution and delivery of the Release Agreement, provided that Executive does not revoke the Release Agreement.

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(e)          Executive’s rights following a Termination under the terms of any Plan, whether tax-qualified or not, which are not specifically addressed in this Agreement, shall be subject to the terms of such Plan, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(f)          Except as specifically provided under Section 6.1 and Section 6.2, the Company shall have no further obligations to Executive under this Agreement following a Termination. Without limitation of the foregoing, Executive shall not be entitled to any severance benefits under this Agreement in the event of a Termination other than an Involuntary Termination (except as provided in Section 6.1). The foregoing shall not limit any of Executive’s rights with regard to any rights to indemnification, advancement or payment of legal fees and costs, and coverage under directors and officers liability insurance.

(g)          Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to Section 6.2 upon the Company’s discovery of any material breach by Executive of Executive’s obligations under the Release Agreement or Section 12 or Section 13.

7.           Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

7.1          “Cause” means a determination by the Board that Executive has:

(a)          in the performance of Executive’s duties with respect to the Company or any of its affiliates, engaged in reckless or willful misconduct or has violated the law, provided that no act or failure to act shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company;

(b)          refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its affiliates, which continues after notice from the Company to perform such duties and responsibilities (for the purposes of this clause, the phrase “proper legal reason” shall include Executive’s delivery of a Notice of Termination for Good Reason where the assertion by Executive of Termination for Good Reason is for an event that constitutes Good Reason under the terms of this Agreement);

(c)          willfully and materially breached any material provision of this Agreement;

(d)          committed an act of fraud, embezzlement or breach of a fiduciary duty to the Company or an affiliate of the Company (including the unauthorized disclosure of material confidential or proprietary information of the Company or an affiliate of the Company);

(e)          been convicted of (or pleaded no contest to) a felony (other than a crime involving the operation of a motor vehicle not involving a serious injury or death to an individual); or

(f)          entered into a cease and desist order with the U.S. Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

Executive shall have 30 days from the date on which Executive receives the Company’s Notice of Termination for Cause under clause (a), (b) or (c) above to remedy any such occurrence otherwise constituting Cause under such clause.

In connection with a determination of Cause, a majority of the Board shall make such determination at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board).

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A Termination for Cause shall be deemed to include a determination by the Board following a Termination that circumstances existing prior to the Termination would have entitled the Company to have terminated Executive’s service for Cause.

All rights Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Board, or during any negotiations between the Board and Executive, regarding any actual or alleged act or omission by Executive of the type described in this definition of Cause.

7.2          “Change in Control” has the meaning given to such term in the Lilis Energy, Inc. 2016 Omnibus Incentive Plan.

7.3          “Disability” means, if, during the Term, Executive is unable to perform substantially and continuously the duties assigned to him due to a disability (as such term is defined or used for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period).

7.4          “Good Reason” means the occurrence of any of the following events without Executive’s consent:

(a)          a material diminution in Executive’s Base Salary; or

(b)          a material diminution in Executive’s authority, duties or responsibilities as an officer, or the Board fails to re-nominate Executive for election to the Board if Executive is a Board member as of the Effective Date or becomes a Board member thereafter;

(c)          the relocation of Executive’s principal place of employment by more than 25 miles from the location of Executive’s principal place of employment as of the Effective Date; or

(d)          a material breach by the Company of a material provision of this Agreement.

Notwithstanding the foregoing provisions of this Section 7.4 or any other provision in this Agreement to the contrary, any assertion by Executive of a Termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) Executive provides written notice to the Company of such condition within 45 days of Executive gaining knowledge of the initial existence of the condition, (2) the condition specified in the notice remains uncured for 30 days after receipt of the notice by the Company and (3) the date of Termination occurs within 30 days after the expiration of the cure period set forth in (2) immediately above.

7.5          “Involuntary Termination” means a Termination by the Company without Cause or by Executive for Good Reason.

7.6          “Notice of Termination” means a written notice delivered by either Party to the other Party indicating the specific Termination provision in this Agreement relied upon for Termination and the date of Termination, and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision so indicated.

7.7          “Termination” means termination of Executive’s employment with the Company and all affiliates.

8.           Removal from any Boards and Positions. Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an affiliate, (ii) from each position with the Company and any affiliate, including as an officer of the Company or an affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any affiliate.

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9.           Adjustments to Payments.

9.1          Notwithstanding anything in this Agreement to the contrary, in the event that any payment or distribution by the Company to Executive or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination.

9.2          All determinations required to be made under this Section 9, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide detailed supporting calculations to both Parties within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the relevant change in control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Parties.

10.         Clawback. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement or any applicable statute, law, regulation or regulatory interpretation or other guidance legally requires the Company or any affiliate to seek or demand repayment or return of any payments made to Executive for any reason, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive’s receipt of a written notice from the Company indicating that payments received by Executive are subject to repayment or return under this Section 10.

11.         Withholding. The Company may withhold from Executive’s compensation, under this Agreement or otherwise, all applicable amounts required by law.

12.         Non-Competition; Non-Solicitation; Anti-Raiding.

12.1        Executive hereby covenants that during the period of Executive’s employment by the Company, and for a period of six months following a Termination, Executive shall not, without the prior written consent of the Board, accept a position to perform duties similar to those performed by Executive while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee or in any other capacity), with respect to any property, drilling program, oil or gas leasehold, project or field, in which the Company participates, or has any investment or other business interest in, within five miles of the boundary of any existing Company leasehold in the United States in which the Company has conducted business at any time within the one-year period immediately preceding Termination (a “Competing Enterprise”); provided, however, that Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of Executive’s ownership of not more than 4.9% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

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12.2        Executive may not avoid the purpose and intent of Section 12.1 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer-generated or assisted communications or other similar methods.

13.         Confidential Information.

13.1        For the purposes of this Agreement, “Confidential Information” means all proprietary information, data, knowledge and know-how relating, directly or indirectly, to the Company and its business, including: (a) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies and financial plans and strategies; (b) confidential personnel or human resources data; (c) technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character; (d) the identity of customers; (e) existing or prospective oil or gas properties, investors, participation agreements, working, royalty or other interests; (f) contract terms; (g) bidding information and strategies; (h) pricing methods or information; (i) computer software; (j) computer software methods and documentation; (k) hardware; (l) methods of operation; (m) procedures, forms and techniques used in servicing accounts or properties; (n) seismic, geophysical, petrophysical or geological data; (o) well logs and other well data; and (p) any other documents, information or data that the Company requires to be maintained in confidence for the Company’s business success or that constitutes material non-public information. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its customers and regardless of whether it is stamped as “confidential.”

13.2        Executive acknowledges that the success of the Company depends in large part on the protection of the Confidential Information. Executive further acknowledges that in the course of Executive’s employment with the Company, Executive will become familiar with the Company’s Confidential Information. Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive acknowledges that use or disclosure of the Confidential Information outside the performance of Executive’s job duties for the Company would cause harm and/or damage to the Company.

13.3        Both during and after the Term, Executive shall not, except in the ordinary course of Executive’s employment with the Company, disclose any Confidential Information to any person, firm, business, company, corporation, association or any other entity for any reason or purpose whatsoever. Executive shall not make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation or any other entity (except the Company) under any circumstances during or after the Term. Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive’s possession before, during, or after the Term. Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement. Executive shall use Executive’s best efforts to assist the Company in identifying and preventing any use or disclosure of the Confidential Information contrary to this Agreement.

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13.4        Executive represents and warrants that, upon Termination (whether during or after the Term), and without any request by the Company, Executive shall return to Company any and all property, documents and files (including all recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies and microfiche) that contain Confidential Information or relate in any way to the Company or its business. To the extent Executive possesses any files, data or information relating in any way to the Company or its business on any personal computer, Executive shall delete such files, data or information (and shall retain no copies in any form). Executive also shall return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets or vehicles and all other Company property in any form prior to Termination (whether during or after the Term).

14.         Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of Executive’s employment by the Company are of a unique and special character, and, notwithstanding anything in this Agreement to the contrary, any breach by Executive of this Agreement, including a breach of Section 12 or Section 13, will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company shall be entitled to, in addition to all other remedies available to it, injunctive relief, specific performance or any other equitable relief to prevent a breach and to secure the enforcement of the provisions of this Agreement. The provisions of Section 12 and Section 13 are separate from and independent of the remainder of this Agreement and these provisions are specifically enforceable by the Company notwithstanding any claim made by Executive against the Company. Injunctive relief may be granted immediately upon the commencement of any such action, and the Company need not post a bond to obtain temporary or permanent injunctive relief.

15.         Business Opportunities. Executive shall promptly disclose to the Company all business ideas, prospects, proposals and other opportunities pertaining to any aspect of the Company’s business that are originated by any third parties and brought to the attention of Executive after the Effective Date and before Termination.

16.         Representations and Warranties. Executive hereby represents and warrants to the Company, and acknowledges, as follows.

16.1        The success of the Company’s business depends in large part on the protection of the Confidential Information and trade secrets.

16.2        Executive’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers, would enable Executive to compete unfairly against the Company.

16.3        Executive has full power, authority and capacity to enter into this Agreement and to perform Executive’s obligations hereunder.

16.4        This Agreement has been voluntarily executed by Executive and constitutes a valid and binding agreement of Executive.

16.5        Executive has read this Agreement and has had the opportunity to have this Agreement reviewed by Executive’s legal counsel.

16.6        Given the nature of the business in which the Company is engaged, the restrictions in Section 12 and Section 13, including their geographic scope and duration, are reasonable and necessary to protect the legitimate business interests of the Company.

16.7        Executive’s continued employment with the Company is sufficient consideration for this Agreement.

16.8        Executive is among the Company’s executive personnel, management personnel or officers and employees who constitute professional staff to executive and management personnel.

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16.9        This Agreement is intended to protect the Company’s trade secrets and Confidential Information.

16.10      To the best of Executive’s knowledge, Executive’s employment with the Company will not (a) conflict with or result in a breach of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any other agreement or instrument to which Executive is a party.

16.11      Executive has not previously and shall not in the future disclose to the Company any proprietary information, trade secrets or other confidential information belonging to any previous employer.

16.12      Executive shall notify business partners and future employers of Executive’s obligations under this Agreement.

17.         Waivers and Amendments. The respective rights and obligations of the Parties under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Parties. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party. The failure of either Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

18.         Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to Executive (or, in the event of Executive’s death or Disability, Executive’s personal representative, heirs or beneficiaries), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

19.         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the Parties with regard to the subjects hereof and supersedes and cancels in its entirety all other or prior or contemporaneous agreements, whether oral or written, with respect thereto, including the Prior Employment Agreement.

20.         Notices. Any notices, consents or other communications required to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a nationally recognized overnight courier service to the Parties at the following addresses: if to the Company, to its principal headquarters; and if to Executive, to Executive’s current address listed in the Company’s records.

21.         Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New York. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that any related litigation shall be conducted solely in the courts of New York County, New York or the federal courts for the United States for the Southern District of New York, where this Agreement is made and/or to be performed, and no other courts. Each Party may be served with process in any manner permitted under State of New York law, or by United States registered or certified mail, return receipt requested.

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22.         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

23.         Code Section 409A. It is intended that this Agreement comply with Code Section 409A (“Section 409A”), to the extent applicable. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after Executive’s separation from service. Lump sum payments shall be made, without interest, as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay shall be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining installments shall be paid in accordance with the original schedule. For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representations or warranties that the payments provided under this Agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

24.         Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. In the event any provision is held invalid, illegal or unenforceable, such provision shall be limited or revised by a court of competent jurisdiction so as to give effect to the provision to the fullest extent permitted by applicable law. If any of the covenants in Section 12 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, shall be effective, binding and enforceable against Executive to the greatest extent possible.

25.         Construction. In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”; (iii) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (iv) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively; (v) all references to articles and sections are to articles and sections in this Agreement; (vi) all words used shall be construed to be of such gender or number as the circumstances and context require; (vii) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; (viii) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (ix) all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

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26.         Survival. The provisions of Section 12 and Section 13 shall survive the termination of this Agreement.

27.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above specified.

COMPANY		EXECUTIVE

Sign Name:	/s/ Abraham Mirman	Sign Name:	/s/ Michael J. Pawelek

Print Name:	Abraham Mirman	Print Name:	Michael J. Pawelek

Title:	Chief Executive Officer

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